SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                        _________________________

                                FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR (g) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                     GLOBAL WATER TECHNOLOGIES, INC.
      ____________________________________________________________
         (Exact name of registrant as specified in its charter)

                Delaware                             84-1148204
           ___________________                   ___________________
(State of Incorporation or Organization)  (IRS Employer Identification No.)

           1767 Denver West Boulevard, Golden, Colorado 80401
        ________________________________________________________
           (Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form
relates:    N/A
           _____

Securities to be registered pursuant to Section 12(b) of the Act:

                                       Name of each exchange
           Title of each class         on which each class is
           to be so registered            to be registered
                 N/A                           N/A
                _____                         _____

Securities to be registered pursuant to Section 12(g) of the Act:

                              Common Stock
                          ____________________
                            (Title of Class)

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             INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.
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     Global Water Technologies, Inc. (the "Company") was incorporated under the name Fi-Tek VI, Inc. in the State of Delaware in July 1990. Subsequent to a reverse acquisition of Psychrometric Systems, Inc., the Company changed its name from Fi-Tek VI, Inc. to Global Water Technologies, Inc. to better reflect the ongoing business of the Company.

     The authorized capital stock of the Company consists of 800,000,000 shares of common stock, par value $0.00001 per share; however, the Company has approved a 1-for-60 reverse split, effective at the close of business on June 30, 2000. After the reverse split, the authorized capital stock of the Company will be 33,333,333 shares of common stock, par value $0.003 per share, and 20,000,000 shares of preferred stock, par value $0.00001 per share.

COMMON STOCK

     As of May 26, 2000, there were 359,144,760 shares of common stock outstanding and held of record by 68 stockholders.

     VOTING RIGHTS. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

     DIVIDEND RIGHTS. Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

     LIQUIDATION RIGHTS.   Upon the liquidation, dissolution or winding up
of the Company, the holders of common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

     OTHER RIGHTS; EFFECT OF PREFERRED STOCK ISSUANCES. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued in consideration for payment thereof, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue in the future.

     This Form 8-A only registers the common stock of the Company. Since the rights of the common stock may be materially limited by the issuance of preferred stock, the following information regarding the Company's preferred stock is given.

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
PREFERRED STOCK

     The board of directors of the Company is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 20,000,000 shares of preferred stock in one or more series and to fix or alter the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of preferred stock and to establish from time to time the number of shares constituting any series or designations of series and to increase and decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.

     The ability of the board of directors to establish the rights of and to issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with raising capital, possible acquisitions or other corporate purposes, may have the effect of discouraging, delaying or preventing a change in control.

     SERIES A PREFERRED STOCK.  The outstanding shares of Series A
Preferred were automatically converted into shares of common stock on March 21, 2000, the date of filing the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999. The description of this transaction set forth in Item 5 of the Company's Current Report on Form
8-K, dated as of February 24, 2000, is hereby incorporated by reference.

     SERIES B PREFERRED STOCK. The Company has issued 250 shares of Series B non-voting and non-convertible Preferred Stock (the "Series B Preferred") to George A. Kast, the President and principal shareholder of the Company, 150 shares of which are still outstanding.

     SERIES C PREFERRED STOCK. The Company has issued 876,341 shares of Series C Preferred Stock to George A. Kast, the President and principal shareholder of the Company. The description of the Series C Preferred set forth in Item 5 of the Company's Annual Report on Form 8-K, dated as of February 24, 2000, is hereby incorporated by reference.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination
is approved in a prescribed manner.   A "business combination" includes
mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a

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
person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock of the Company are available for future issuance without stockholder approval, subject to various limitations as may be imposed by the securities exchange or quotation system on which the shares are listed. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust, Inc.

ITEM 2.   EXHIBITS.
------    --------

3.1    Certificate of Incorporation, dated July 12, 1990 (1)

3.2    Certificate of Designations of Preferred Stock, filed
       September 25, 1997(3)

3.3 Certificate of Amendment to the Certificate of Incorporation, filed November 5, 1997(3)

3.4    Bylaws (2)

3.5    Amendment to the Bylaws, dated September 12, 1997(3)

3.6    Certificate of Amendment to the Designation of Preferred Stock (Series
       B), filed with the State of Delaware on December 29, 1998.(4)

3.7 Certificate of Designations of Preferred Stock (Series C), filed with the State of Delaware on February 24, 2000.(5)

3.8 Certificate of Amendment to the Certificate of Incorporation, filed with the State of Delaware on June 7, 2000.
________________________
(1)  Incorporated by reference to Exhibit 3.1 to the Registrant's
     Registration Statement on Form S-18 (No. 33-37513-D).
(2)  Incorporated by reference to Exhibit 3.2 to the Registrant's
     Registration Statement on Form S-18 (No. 33-37513-D).

(3) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.
(4) Incorporated by reference to the Exhibit of the same number filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.
(5) Filed as an Exhibit of the same number to the Registrant's Current Report on Form 8-K, dated February 24, 2000, and incorporated herein by reference.

                                SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934,the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   GLOBAL WATER TECHNOLOGIES, INC.

Dated:  June 28, 2000              By: /s/ George A. Kast
                                      ----------------------------------
                                     President and Chief Executive Officer









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